EXHIBIT 10.2

FORM OF CHANGE IN CONTROL AGREEMENT

(Tier II Agreement)

                                     ,

«FirstName» «LastName»

«Address1»

«City» «State» «PostalCode»

Dear «FirstName»:

1. This agreement shall be binding immediately upon its execution and delivery, but it shall not be operative unless and until there has been a Change in Control (as defined below) of Arch Chemicals, Inc. (the “Company”), except as provided in Paragraph 6(a) hereof. In the event that this agreement shall not have become operative during its Term (as defined below), it shall not thereafter become operative or be of any force or effect.

2. For purposes of this agreement, the following definitions apply:

(a)	“Change in Control” means:

(i)	the Company ceases to be, directly or indirectly, owned of record by at least 1,000 stockholders;

(ii)	a person, partnership, joint venture, corporation or other entity, or two or more of any of the foregoing acting as a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”), other than the Company, a majority-owned subsidiary of the Company or an employee benefit plan (or the plan’s related trust) of the Company or such subsidiary, become(s) the “beneficial owner” (as defined in Rule 13d-3 under such Act) of 20% or more of the then outstanding voting stock of the Company;

(iii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s Board of Directors (together with any new Director whose election by the Company’s Board of Directors or whose nomination for election by the

Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

(iv)	all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction in which the Company is not the surviving corporation or the Company combines with another company and is the surviving corporation (unless the shareholders of the Company immediately following such merger, consolidation, combination, or other transaction beneficially own, directly or indirectly, more than 50% of the aggregate voting stock or other ownership interests of (x) the entity or entities, if any, that succeed to the business of the Company or (y) the combined company); or

(v)	approval by the Company’s shareholders of (x) a sale of all or substantially all the assets of the Company or (y) a liquidation or dissolution of the Company.

(b)	“Cause” means your willful and continued failure to substantially perform your duties; your willful engaging in gross misconduct significantly and demonstrably financially injurious to the Company; or your willful misconduct in the course of your employment which is a felony or fraud. No act or failure to act on your part will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of the Company or not opposed to the interests of the Company.

(c)	“Company” includes, except for purposes of paragraph 2(a)(iv) above, a successor of Arch Chemicals, Inc. (whether direct or indirect) by acquisition of all or substantially all of its assets, merger or consolidation.

(d)	“Term” shall mean the period from the date hereof through December 31, 2007; provided the end of each Term (including any extended or renewal terms) shall be extended automatically for successive one year periods unless and until the Board of Directors of Arch Chemicals (or the Compensation Committee

thereof) adopts prior to the end of the then applicable Term (including any extended or renewal term) a resolution stating that such then applicable term shall not be extended or renewed; provided further, notwithstanding the foregoing, if a Change in Control occurs during any Term, the Term of this Agreement shall be extended to the second anniversary of the date of such Change in Control if the then applicable Term is set to expire prior to such anniversary and upon such anniversary automatic one-year renewal terms shall begin again unless and until the Board of Directors of Arch Chemicals (or the Compensation Committee thereof) acts otherwise as aforesaid.

(e)	“Termination” means if:

(i)	Within 18 months following a Change in Control, you are discharged by the Company (or any of its subsidiaries) other than for Cause; or

(ii)	You terminate your employment within 24 months following a Change in Control in the event that:

(1)	the Company requires you to relocate your then office to an area which is not within reasonable commuting distance, on a daily basis, from your then residence, except the requirement to relocate your office to the Company’s corporate headquarters wherever located prior to the Change in Control, is not a basis for Termination if (a) in the transfer, the Company reimburses you fully for all your relocation costs consistent with its past practice in effect prior to a Change in Control and (b) you are not age 55 or older with at least ten years of creditable service under a Company retirement plan either prior to the Change in Control or at the time of the required relocation;

(2)	the Company reduces your base salary or fails to increase your base salary on a basis consistent (as to frequency and amount) with the Company’s exempt salary system as in effect immediately prior to the Change in Control;

(3)	the Company fails to continue your participation in its benefit plans (including incentive compensation and stock options) on substantially the same basis, both in terms of the amount of the benefits provided (other than due to the Company’s or a relevant operation’s financial or stock price performance provided such performance is a relevant criterion under such plan) and the level of your participation relative to other participants as exists on the date hereof; provided that, with respect to annual and long term incentive compensation plans, the basis with which your amount of benefits and level of participation shall be compared shall be the average benefit awarded to you under the relevant plan during the three years immediately preceding the date of Termination; or

(4)	your duties, position or reporting responsibilities are diminished.

3. (a)	In the event of a Termination, the Company will pay you a cash amount (“Special Severance”) equal to the sum of:

(i)	12 months salary at the higher of your base rate of salary in effect at the Company (or any subsidiary thereof) immediately prior to the Change in Control or on the date of Termination; plus

(ii)	an amount equal to the greater of (a) the average of your bonus awards actually paid under the Company’s annual cash incentive compensation plans or programs for the three calendar years immediately preceding the year in which Termination occurs (including zero if you participated in such plans or programs for the particular year but nothing was paid ) or (b) your standard annual cash incentive award for the year in which Termination occurs; plus

(iii)	an amount equal to the higher of (x) your annual long-term incentive target as last in effect prior to the Change in Control and (y) your annual long-term incentive target as in effect immediately prior to the Termination.

For the purposes of clause 3(a)(ii)(a), (A) any bonus amounts deferred to the Employee Deferral Plan for a particular bonus year shall be deemed to have been actually paid and not deferred, and (B) if you did not participate for such three year period in such plans or programs, the average shall be of the two full calendar years in which you did participate or in the case of one calendar year of participation, the amount for such one year.

(b)	During the 12-month period following your Termination, you and your dependents shall continue to be entitled to coverage under the medical and dental insurance plans of the Company, and you shall continue to be entitled to coverage under the life insurance plans (other than travel/accident) of the Company, in which you participated prior to Termination on a basis no less favorable than in effect immediately prior to the Change in Control.

(c)	Payment of Special Severance will be made to you (i) over a twelve month period in equal monthly installments commencing with the first day of the month following the month in which your Termination occurs or (ii) at your election, within 30 days of the date of your Termination in a lump sum equal to the sum of the monthly payments referred to in clause (i) (“Annual Sum”) less an amount equal to the Annual Sum multiplied by the six-month U.S. Treasury bill rate in effect on the date of Termination; provided, however, the amount of the Special Severance paid hereunder shall be applied to reduce whatever cash severance payments, if any, to which you are entitled under the applicable severance policy of the Company or under any special severance arrangements which may have been entered into by you with the Company with respect to termination of your employment with the Company. The payment(s) of the Special Severance will be reduced by any applicable, required withholding taxes.

(d)	Nothing in this Agreement shall be deemed to limit any provision of the Company’s 1999 Long Term Incentive Plan, or other employee benefit or incentive compensation plan of the Company which may apply in the event of a Change in Control.

(e)	You shall accrue no vacation following the date of Termination but shall be entitled to payment for accrued and unused vacation for the then current calendar year within 30 days of Termination.

(f)	You shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. If Termination occurs during or after the second calendar quarter, you shall be entitled to prorated ICP award for the calendar year of Termination which shall be determined by multiplying your then current ICP standard by a fraction the numerator of which is the number of weeks elapsed in the calendar year prior to the Termination and the denominator of which is 52. You shall accrue no ICP award during the 12 months following the date of Termination. For purposes of this paragraph, “ICP” shall mean the annual cash incentive plan or program in effect at the time of Termination.

4. The amount of payments provided for in this agreement shall not be reduced by the amount of compensation, if any, which you may receive from a third party following your Termination.

5. In the event that after a Change in Control your operating unit is to be sold and you are to be transferred to the purchaser of such operating unit, and your prospective new employer will not agree to assume this agreement in its entirety, then you shall be entitled to terminate your employment with the Company (or its subsidiary) prior to the sale and receive from the Company the payments contemplated by paragraph 3 above, unless the Company shall have agreed to pay you the difference between the amount of such payments your prospective new employer is prepared to assume and the amount payable hereunder.

6. Anything in this agreement to the contrary notwithstanding:

(a) In the event that you cease to be employed by the Company or its subsidiary for any reason, whether at your election or that of the Company, prior to a Change in Control, this Agreement shall not thereafter become operative or be of any force or effect notwithstanding the subsequent occurrence of a Change in Control except for paragraph[s]* 9 [and 11]* which is [are]* effective and operative on the date hereof and shall survive any termination of this Agreement.

7. No Employment Rights. This Agreement shall not be deemed to confer upon you a right to continued employment with the Company or any of its affiliates.

8. Disputes/Arbitration.

(a) Except with respect to enforcement by the Company of paragraph 9 or other legal action by the Company for breach by you of paragraph 9, any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration at the Company’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction;

provided, however, that you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this agreement.

(b) The Company shall pay as they become due all reasonable legal fees and expenses which you may incur to enforce this agreement unless you had no reasonable basis for the claim. Should the Company dispute your entitlement to such fees and expenses, the burden of proof shall be on the Company to establish that you had no reasonable basis for the claim.

9. Nonsolicitation.

(a) You agree that while employed by the Company and for one year immediately following your ceasing to be an employee of the Company for any reason (whether voluntary or otherwise), you shall:

(i) not, in any way, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person, entity, business, partnership or organization solicit, entice, hire, employ or endeavor to employ any of the employees of the Company (but excluding former employees who are not so solicited, enticed or hired prior to such former employee’s employment termination); and

(ii) not, directly or indirectly, contact or solicit (or advise or consult for any person, organization, partnership, business, company or enterprise with respect to soliciting or contacting) any person or entity who was a customer of the Company at any time during the twenty-four (24) month period prior to your ceasing to be a Company employee, or any potential customer of the Company who was specifically targeted for solicitation by the Company at any time during such 24-month period (such customer and potential customer being an “Arch Customer”), for the purpose of diverting such customer from the Company with respect to, or for the purpose of recommending, selling or providing any product or service similar to or competing with, any product or service of the Company that (A) is offered at the time of employment termination and (B) you were engaged in managing, marketing, selling or manufacturing at any time during your employment with the Company or Olin Corporation (together with subsidiaries of Olin Corporation, being collectively “Olin”); provided further that this clause (ii) shall also apply to (x) any Arch Customer with whom you met or contacted at any time prior to employment termination for the express purpose of establishing, soliciting or maintaining a customer relationship with the Company or Olin and (y) any product or service of the Company that is offered at the time of employment termination and that was or was to be the basis of such customer relationship.

(b) You acknowledge that you have carefully read this Agreement and have given and do now give careful consideration to the restraints imposed upon you by this Agreement and are in full accord as to their necessity for the reasonable and proper protection of the Company’s businesses. You acknowledge and agree that (i) each and every restraint imposed by this paragraph 9 is reasonable with respect to subject matter, duration and geographic area and (ii) that your services to the Company are unique and special and that you have knowledge of the Company’s trade secrets, customer base and other confidential information of the Company and you hereby agree you will not assert anything to the contrary in any court, hearing, arbitration, mediation or other legal forum. You further acknowledge and agree that the restrictions contained in this paragraph 9 will not prevent you from earning a living within your trade or specialty. The restraints imposed by this paragraph 9 shall continue for their full periods and throughout the geographic areas set forth in this paragraph 9 except as provided in paragraph 9(f) below.

(c) If you violate or attempt to violate any of the provisions of this paragraph 9, then the Company shall be entitled, as of right, to an injunction and/or other equitable relief against you, restraining you from violating or attempting to violate any of these provisions. You further agree that this provision does not limit any other remedies that may be available to the Company for breach of this paragraph 9 by you.

(d) You acknowledge that, because of the competitive nature of the Company’s businesses and the Company’s repeat transactions with many customers, the development and enhancement of customer relationships, contacts and goodwill are critical factors in ensuring the Company’s survival and success and that such customer relationships, contacts and goodwill constitute valuable assets belonging to the Company, whether or not such assets are produced by your own efforts. You further acknowledge that directly or indirectly soliciting the Company’s customers for a competitor of the Company would inevitably result in disclosure of trade secrets and confidential information belonging to the Company, this irreparably harming the Company.

(e) For purposes of this paragraph 9, references to “the Company” mean the Company including its subsidiaries.

(f) The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable. However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein. However, if any one or more of the provisions contained in paragraph 9 hereof shall for any reason be held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

(g) The provisions contained in this paragraph 9 are in addition to, and supplement, any other nonsolicitation or noncompete agreement that may be applicable to you and does not supersede or replace any such other prior agreements. You acknowledge and agree that any prior noncompetition or nonsolicitation agreement between you and Olin has been assigned to the Company and is effective as if originally entered into with the Company instead of Olin.

10. Your Employment Agreement relating to Inventions, Patents and Confidential Information which you signed shall continue to remain effect in accordance with its terms following any termination of employment.

*[11. Release. In exchange for this agreement, you hereby release and forever discharge the Company and its affiliates and/or successors-in-interest, their respective directors, employees and agents from any and all liabilities whatsoever (including any claims for payments or benefits) arising under or in connection with your previous Tier II Change In Control Agreement, dated                     ,     , between you and the Company, and such agreement shall be considered terminated and discharged in full, except for the release contained therein which shall survive.]

Very truly yours,

ARCH CHEMICALS, INC.

By:

Agreed:

Signature:

«FirstName» «LastName»

*	To be included if employee had a previous Tier II Agreement. Modify Paragraph 6(a) as appropriate if Paragraph 11 is included or not.